Lexmark reports first quarter results

  Delivered revenue and EPS at top of January guidance range
  Combined Enterprise Software and MPS revenue grew 13 percent year to year
  Annuity revenue grew 5 percent year to year, comprised 70 percent of Core revenue
  Annualized subscription contract value increased 108 percent year to year
  Deferred software revenue increased 35 percent year to year
  Paid 14th consecutive quarterly dividend and continued share repurchases
  Announced agreement to acquire Kofax Limited

Lexington, Ky. – April 28, 2015 – Lexmark International, Inc. today announced financial results for the first quarter of 2015.

“Despite a strong currency headwind, Lexmark delivered revenue and EPS at the top of our January guidance range,” said Paul Rooke, Lexmark chairman and chief executive officer. “Double-digit revenue growth in Higher Value Solutions is another clear indication that our transformation strategy is working.

"Our Annuity revenue represents approximately 70 percent of Core revenue, fueling Lexmark’s ability to invest in growing our Higher Value Solutions capabilities while also returning capital to shareholders through dividends and share repurchases."

First Quarter Results

  Delivered revenue and EPS at the top of the company’s January guidance range.

Revenue (millions)	1Q15	1Q14
GAAP	$852	$878
Adjustments	3	3
Non-GAAP	$855	$881

EPS	1Q15	1Q14
GAAP	$0.32	$0.46
Adjustments	0.49	0.46
Non-GAAP[1]	$0.81	$0.92

First Quarter GAAP Results

  Revenue of $852 million in 2015 compares to $878 million in 2014.
  Gross profit margin of 38.7 percent compares to 38.9 percent in the same period last year.
  Operating income margin was 5.0 and 6.1 percent in 2015 and 2014, respectively.
  EPS of $0.32 in 2015 compares to $0.46 in the same period last year.

First Quarter Non-GAAP Results

  Revenue of $855 million in 2015 compares to $881 million in 2014.
  Core revenue2 of $807 million was about flat year to year, but grew 6 percent at constant currency3.
  Gross profit margin of 40.5 percent compares to 41.0 percent in the same period last year.
  Operating income margin was 9.5 percent and 10.4 percent in 2015 and 2014, respectively.
  Adjusted EBITDA4 of $123 million in 2015 compares to $137 million in 2014.
  Static non-GAAP tax rate is 30.0 percent, approximately flat with the year ago period. The company has adopted a static non-GAAP tax rate in order to provide investors a better understanding of Lexmark’s operations consistent with its long-term projections for mix of income among various taxing jurisdictions.
  EPS of $0.81 in 2015 compares to $0.92 in the same period last year.

First Quarter Segment Revenue

  Imaging Solutions and Services (ISS) revenue of $766 million declined 6 percent year to year.
  Managed Print Services (MPS)5 revenue of $185 million grew 3 percent year to year.
  Non-MPS6 revenue of $533 million declined 6 percent year to year.
  Inkjet Exit7 revenue of $48 million declined 34 percent year to year.
  Enterprise Software revenue was $86 million. Excluding adjustments, Enterprise Software revenue of $90 million grew 40 percent year to year.
  Deferred software revenue8 increased 35 percent year to year.
  Annualized subscription contract value9 increased 108 percent year to year.

First Quarter Higher Value Solutions Revenue

  Lexmark’s Higher Value Solutions revenue10 is comprised of Enterprise Software and MPS.
  Higher Value Solutions revenue excluding adjustments grew 13 percent year to year, accounting for 32 percent of total revenue, up from 28 percent in the same period in 2014.

First Quarter Annuity Revenue

  Lexmark is growing a more predictable Annuity revenue11 base of laser supplies, Software maintenance, Software subscriptions and ISS extended warranty.
  Lexmark’s Annuity revenue of $2.419 billion for the trailing four quarters grew 5 percent compared to the same period a year ago, and comprised 70 percent of Core revenue.

Free Cash Flow

  The company delivered its 13th consecutive calendar year of positive free cash flow12 in 2014.
  The company’s calendar year 2015 outlook for free cash flow remains at 90 to 100 percent of non-GAAP net income.
  In the first quarter of 2015, free cash flow was -$47 million compared with -$34 million in the first quarter of 2014.
  Cash, including cash equivalents and current marketable securities, was $797 million at quarter end, $779 million of which was non U.S.-based.

Transforming Lexmark, Driving Shareholder Value

  Lexmark’s capital allocation framework delivers shareholder value through investments to build and grow Lexmark’s higher value software and solutions business, and through the return of capital to shareholders.
  Lexmark’s target is to return, on average, more than 50 percent of free cash flow to shareholders through quarterly dividends and share repurchases, and the company has returned 86 percent since the first quarter of 2011.
  In the first quarter, Lexmark returned $52 million to shareholders, which included paying the company’s 14th consecutive quarterly dividend amounting to $22 million, and share repurchases of $30 million (0.7 million shares).

Lexmark to Acquire Kofax

  On March 24, 2015, Lexmark and Kofax Limited announced that the two companies entered into a merger agreement in which Lexmark will acquire

  Kofax for $11.00 per share in cash for a total enterprise value of approximately $1 billion.
  Upon successful completion, Lexmark will nearly double the size of its Enterprise Software business.
  In addition to the significant increase in scale, Kofax is expected to help accelerate the growth and significantly increase operating margins of Lexmark’s Enterprise Software business.
  This acquisition will be funded with Lexmark’s non-U.S. cash and existing credit facilities, and will result in an enhanced, more efficient balance sheet benefiting from the deployment of available overseas cash and existing balance sheet capacity.
  The acquisition demonstrates the continued execution of Lexmark’s capital allocation framework. The transaction will not impact Lexmark’s quarterly dividend, however share repurchases would be paused for 18 to 24 months while short term debt is paid.
  The acquisition is expected to close in the second quarter of 2015 and is contingent on Kofax shareholder approval, applicable regulatory clearances, and customary closing conditions.

Lexmark Named an Industry Leader in Smart MFPs

  Lexmark has once again been named as a leader in smart MFPs by IDC13.
  IDC analyzes the strategies and current capabilities of companies providing smart MFPs.
  As defined by the IDC MarketScape, leaders are companies that have led and continue to lead the market in both breadth of offering and strategic intent.
  In addition to smart MFPs, IDC has also named Lexmark a leader in Managed Print Services14 three consecutive times.

Looking Forward – Second Quarter of 2015

  Core revenue is expected to be approximately flat year to year.
  Total revenue is expected to decline in the range of 2 to 4 percent year to year.
  GAAP EPS are expected to be around $0.07 to $0.17.
  Non-GAAP EPS are expected to be around $0.75 to $0.85.

Looking Forward – Full Year of 2015

  Core revenue is expected to decline slightly year to year.
  Total revenue is expected to decline in the range of 3 to 5 percent year to year.

  GAAP EPS are expected to be around $1.42 to $1.62.
  Non-GAAP EPS are expected to be around $3.60 to $3.80.

Conference Call Today

  The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 18393863.
  Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark (NYSE: LXK) creates enterprise software, hardware and services that remove the inefficiencies of information silos and disconnected processes, connecting people to the information they need at the moment they need it. Open the possibilities at www.Lexmark.com.

Lexmark, the Lexmark logo and Open the possibilities are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, fluctuations in foreign currency exchange rates; failure to successfully integrate newly acquired businesses; continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; decreased supplies consumption; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; periodic variations affecting revenue and profitability; inability to realize all of the anticipated benefits of the company’s acquisitions; the failure of information technology systems, including data breaches or cyberattacks; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; business disruptions; increased competition in the aftermarket supplies business; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; ineffective internal controls; customer demands and new regulations related to conflict-free minerals; fees on the company’s products or litigation costs required to protect the company’s rights; inability to perform under managed print services contracts; the inability to attract, retain and motivate key employees; terrorist acts; acts of war or other political conflicts; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; credit risk associated with the company’s customers, channel partners, and investment portfolio; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; changes in a country’s political or economic conditions; disruptions at important points of exit and entry and distribution centers; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

(1) In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP financial measures such as EBITDA, Adjusted EBITDA, earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” Adjusted EBITDA, earnings per share amounts and related income statement items exclude restructuring charges and project costs, acquisition and divestiture-related adjustments and pension plan actuarial gains/losses. The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(2) Core revenue is defined as total Lexmark revenue minus Inkjet Exit revenue.

(3) Constant currency is calculated by adjusting current year and prior year results to remove estimated currency rate impacts and related hedge gains and losses.

(4) Adjusted EBITDA is defined as net earnings plus net interest expense (income), provision for  income taxes, depreciation and amortization, excluding restructuring charges and project costs, acquisition and divestiture related adjustments and pension plan actuarial gains or losses.

(5) MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed print services agreement.

(6) Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(7) Inkjet Exit is defined as consumer and business inkjet hardware and supplies that the company is exiting.

(8) Deferred software revenue is defined as amounts billed to customers but not yet recognized as software revenue.

(9) Annualized subscription contract value indicates value for the upcoming four quarters.

(10) Higher Value Solutions revenue is defined as combined MPS and Enterprise Software revenue.

(11) Annuity revenue includes laser supplies, laser extended warranty, software subscriptions, and software maintenance for the trailing four quarters.

(12) Free cash flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.

(13) IDC MarketScape: U.S. “Smart” Multifunction Peripheral 2014 – 2015 Vendor Assessment, doc #254761, March 2015.

(14) IDC MarketScape: Worldwide Managed Print and Document Services 2014 Vendor Assessment – Focus on Managed Workflow Services September 2014, IDC #250631

Investor Contact:

John Morgan

(859) 232-5568

jmorgan@lexmark.com

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31
	2015	2014
Revenue:
Product	$714.7	$763.6
Service	137.3	114.1
Total Revenue	852.0	877.7
Cost of revenue:
Product	428.4	445.6
Service	93.6	83.9
Restructuring-related costs	0.1	6.6
Total Cost of revenue	522.1	536.1
Gross profit	329.9	341.6

Research and development	77.7	79.0
Selling, general and administrative	210.2	207.1
Restructuring and related (reversals) charges	(0.2)	1.6
Operating expense	287.7	287.7
Operating income	42.2	53.9

Interest expense (income), net	7.7	7.9
Other expense (income), net	0.8	0.7
Earnings before income taxes	33.7	45.3

Provision for income taxes	14.0	16.0
Net earnings	$19.7	$29.3

Net earnings per share:
Basic	$0.32	$0.47
Diluted	$0.32	$0.46
Shares used in per share calculation:
Basic	61.3	62.1
Diluted	62.4	63.4
Cash dividends declared per common share	$0.36	$0.30

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(In Millions)

(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$369.1	$309.3
Marketable securities	428.0	624.6
Trade receivables, net	394.6	421.6
Inventories	254.5	253.0
Prepaid expenses and other current assets	271.4	225.8
Total current assets	1,717.6	1,834.3

Property, plant and equipment, net	770.8	786.1
Goodwill	597.2	605.8
Intangibles, net	249.7	264.3
Other assets	130.1	142.6
Total assets	$3,465.4	$3,633.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$531.3	$532.8
Accrued liabilities	554.5	678.5
Total current liabilities	1,085.8	1,211.3

Long-term debt	699.7	699.7
Other liabilities	439.1	458.8
Total liabilities	2,224.6	2,369.8

Stockholders' equity:
Common stock and capital in excess of par	965.0	957.2
Retained earnings	1,401.0	1,404.1
Treasury stock, net	(1,036.4)	(1,006.4)
Accumulated other comprehensive loss	(88.8)	(91.6)
Total stockholders' equity	1,240.8	1,263.3
Total liabilities and stockholders' equity	$3,465.4	$3,633.1

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	1Q15	1Q14
GAAP	$20	$29
Restructuring charges and project costs	2	9
Acquisition and divestiture-related adjustments	29	20
Non-GAAP	$51	$58

EBITDA and Adjusted EBITDA (In Millions)	1Q15	1Q14
GAAP Net Earnings	$20	$29
Net interest expense (income)	8	8
Provision for income taxes	14	16
Depreciation and amortization	66	66
EBITDA	$107	$119
Restructuring charges and project costs	2	9
Acquisition and divestiture-related adjustments	14	8
Adjusted EBITDA	$123	$137

Earnings Per Share	1Q15	1Q14
GAAP	$0.32	$0.46
Restructuring charges and project costs	0.02	0.14
Acquisition and divestiture-related adjustments	0.47	0.32
Non-GAAP	$0.81	$0.92

Earnings Per Share Guidance	2Q15	2Q14
GAAP	$0.07 - $0.17	$0.59
Restructuring charges and project costs	0.10	0.13
Acquisition and divestiture-related adjustments	0.58	0.30
Actuarial gain on pension plan	–	(0.03)
Non-GAAP	$0.75 - $0.85	$0.99

Earnings Per Share Guidance	2015	2014
GAAP	$1.42 - $1.62	$1.25
Restructuring charges and project costs	0.50	0.52
Acquisition and divestiture-related adjustments	1.68	1.36
Actuarial gain on pension plan	–	0.91
Non-GAAP	$3.60 - $3.80	$4.04

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	1Q15	1Q14
GAAP	$852	$878
Acquisition-related adjustments (1)(2)	3	3
Non-GAAP	$855	$881

Higher Value Solutions Revenue (In Millions) **	1Q15	1Q14
GAAP	$272	$240
Acquisition-related adjustments (1)(2)	3	3
Non-GAAP	$275	$244

Core Revenue (In Millions) ***	1Q15	1Q14
GAAP	$852	$878
Inkjet Exit Revenue	(48)	(73)
Acquisition-related adjustments (1)(2)	3	3
Non-GAAP	$807	$808

	Trailing 4 quarters
Core Revenue (In Millions) ***	1Q15	1Q14
GAAP	$3,685	$3,661
Inkjet Exit Revenue	(232)	(356)
Acquisition-related adjustments	17	16
Non-GAAP	$3,470	$3,321

Enterprise Software Revenue (In Millions) ****	1Q15	1Q14
GAAP	$86	$61
Acquisition-related adjustments (1)(2)	3	3
Non-GAAP	$90	$64

Deferred Software Revenue (In Millions) *****	1Q15	1Q14
GAAP	$118	$88
Acquisition-related adjustments	12	8
Non-GAAP	$130	$96

	Trailing 4 quarters
Annuity Revenue (In Millions) ******	1Q15	1Q14
GAAP	$2,409	$2,304
Acquisition-related adjustments	10	6
Non-GAAP	$2,419	$2,310

Gross Profit (In Millions)	1Q15	1Q14
GAAP	$330	$342
Restructuring charges and project costs (3)(4)	–	7
Acquisition-related adjustments (1)(2)	17	13
Non-GAAP	$347	$362

Gross Profit Margin (%)	1Q15	1Q14
GAAP	38.7%	38.9%
Restructuring charges and project costs	0.0%	0.7%
Acquisition-related adjustments	1.9%	1.5%
Non-GAAP	40.5%	41.0%

Operating Income (In Millions)	1Q15	1Q14
GAAP	$42	$54
Restructuring charges and project costs (3)(4)	2	12
Acquisition and divestiture-related adjustments (1)(2)	37	26
Non-GAAP	$81	$92

Operating Income Margin (%)	1Q15	1Q14
GAAP	5.0%	6.1%
Restructuring charges and project costs	0.2%	1.4%
Acquisition and divestiture-related adjustments	4.3%	3.0%
Non-GAAP	9.5%	10.4%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*

Year-to-year Revenue growth was approximately -3% on a GAAP basis and -3% on a non-GAAP basis. Financial results in the first quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014 and those of Claron subsequent to the date of acquisition.

**

Year-to-year Higher Value Solutions Revenue growth was approximately 13% on a GAAP basis and 13% on a non-GAAP basis. Higher Value Solutions Revenue as a percentage of total revenue was 32% on a GAAP basis and 32% on a non-GAAP basis for the first quarter ending March 31, 2015. Higher Value Solutions Revenue as a percentage of total revenue was 27% on a GAAP basis and 28% on a non-GAAP basis for the first quarter ending March 31, 2014. Financial results in the first quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014 and those of Claron subsequent to the date of acquisition.

***

Year-to-year Revenue growth was approximately -3% on a GAAP basis, 0% excluding Inkjet Exit and acquisition-related adjustments and 6% on a non-GAAP basis at constant currency. Financial results in the first quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014 and those of Claron subsequent to the date of acquisition.

****

Year-to-year Enterprise Software Revenue growth was approximately 42% on a GAAP basis and 40% on a non-GAAP basis. Financial results in the first quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014 and those of Claron subsequent to the date of acquisition.

*****

Year-to-year Deferred Software Revenue growth was approximately 34% on a GAAP basis and 35% on a non-GAAP basis. Financial results in the first quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014 and those of Claron subsequent to the date of acquisition.

******

Year-to-year Annuity Revenue growth for the trailing four quarters was approximately 5% on a GAAP basis and 5% on a non-GAAP basis. Annuity Revenue for the trailing four quarters as a percentage of revenue was 65% on a GAAP basis and 70% on a non-GAAP basis, excluding Inkjet Exit and acquisition-related adjustments for the first quarter ending March 31, 2015. Annuity Revenue for the trailing four quarters as a percentage of total revenue was 63% on a GAAP basis and 70% on a non-GAAP basis, excluding Inkjet Exit and acquisition-related adjustments for the first quarter ending March 31, 2014. Financial results in the first quarter of 2015 include those of ReadSoft acquired in the third quarter of 2014, those of GNAX Health acquired in the fourth quarter of 2014 and those of Claron subsequent to the date of acquisition.

(1)

Amounts for the three months ended March 31, 2015, include total acquisition and divestiture-related adjustments of $36.7 million with $3.2 million, $13.3 million, $0.2 million and $20.0 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)

Amounts for the three months ended March 31, 2014, include total acquisition and divestiture-related adjustments of $26.3 million with $3.1 million, $10.2 million, $0.2 million and $12.8 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $11.6 million of acquisition-related expenses and $1.2 million of divestiture-related expenses.

(3)

Amounts for the three months ended March 31, 2015, include total restructuring charges and project costs of $1.9 million with $0.1 million and $2.0 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $(0.2) million in Restructuring and related (reversals) charges.

(4)

Amounts for the three months ended March 31, 2014, include total restructuring charges and project costs of $11.9 million with $6.6 million and $3.7 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $1.6 million in Restructuring and related (reversals) charges.

Appendix 1

Note: Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources, and in certain circumstances for employee incentive compensation. Effective first quarter 2015, the Company is using a constant non-GAAP tax rate, which management believes reflects the long term average tax rate based on our international structure and geographic distribution of earnings. Adjustments to GAAP results in determining non-GAAP results fall into the categories that are described below:

1) Restructuring charges and project costs

In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period, and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition and divestiture-related adjustments

In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue

Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.  Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets

Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs

In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs may consist of information technology expenses including software and systems to be implemented in acquired companies, consulting costs and travel expenses as well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired company and non-cash charges related to certain assets which are abandoned as systems are integrated across the combined entity. Acquisition and integration expenses also include costs associated with the Company's rebranding announcement in April 2015 as well as related non-cash charges for the abandonment of certain obsolete marketing assets. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

d. Divestiture-related adjustments

In connection with divestitures, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain earnings and expenses which would not have been incurred otherwise. In 2013, the Company recognized a net gain on the sale of inkjet-related technology and assets, which consisted of a subsidiary, intellectual property and other assets, and transition services.  In addition, the Company has incurred costs related to the divestiture, such as employee travel expenses and compensation, consulting costs, training costs, and transition services. These costs are incremental to normal operating charges and are expensed as incurred. Management excluded the income and expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

3) Actuarial gain/loss on pension plan

Lexmark elected during the fourth quarter of 2013 to change its method of accounting for mark-to-market (MTM) asset and actuarial gains and losses for its pension and other postretirement plans to improve transparency of operational performance.  MTM is also a more preferable approach under generally accepted accounting principles. Under this MTM accounting approach, asset and actuarial gains and losses will be recognized in net periodic benefit cost in the period in which they occur, rather than being recognized in accumulated other comprehensive income and amortized over future periods. Lexmark management believes that it is appropriate to exclude MTM asset and actuarial gains and losses from non-GAAP financial measures due to the nature and underlying volatility of these gains and losses.  Further, management believes that MTM asset and actuarial gains and losses relate to market performance of assets, discount rates, and actuarial assumptions, which do not directly arise from the Company’s core operations, and the exclusion of these items from non-GAAP financial measures facilitates meaningful comparison both across periods and among entities.

Effective this first quarter of 2015, Lexmark is using a constant non-GAAP tax rate of 30%, which management believes reflects the long-term average tax rate based on our global supply chain, including our geographic distribution of earnings. The long-term average rate is calculated after excluding the tax effect of the non-GAAP items described above. Further, the non-GAAP tax rate removes the variability introduced by discrete events such as tax law changes, tax authority settlements and other non-recurring items.  The Company believes the long-term non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency, facilitating a meaningful comparison across periods.  This rate is subject to change over time for various reasons, including material changes in our geographic business mix, acquisitions and/or modifications to statutory tax rates.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.